AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of the 1st day of January, 2008, between Forward Industries, Inc., a New York corporation having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (the "Company"), and Douglas W. Sabra, residing at 7441 Brunswick Circle, Boynton Beach FL 33437 ("Executive").

W I T N E S S E T H:

WHEREAS, Executive has been rendering services to the Company pursuant to an employment agreement between the Company and Executive dated as of December 27, 2005, effective as of October 1, 2005, (the "Prior Agreement", which as modified by this Amendment, is referred to herein as the “Amended Agreement”);

WHEREAS, Executive has been appointed Chief Executive Officer of the Company and it desires to employ Executive to perform such senior executive and other services for the Company consistent with this position and to amend the Executive’s terms of employment in connection therewith upon terms of compensation recommended by the Compensation Committee (as hereinafter defined) and approved by the Board;

WHEREAS, Executive agrees to accept such employment upon the amended terms and conditions, and the parties agree that the Prior Agreement shall be amended in accordance with the terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

 1.         EMPLOYMENT AND DUTIES

On the terms and conditions set forth herein and in the Prior Agreement, the Company hereby employs Executive as its Chief Executive Officer for the term of the Amended Agreement, and Executive hereby accepts such employment.

2.         SERVICES

(a)        Executive shall perform such duties of a senior executive nature for the Company, as shall be consistent with the provisions of the Company's By-laws in effect on the date hereof, subject to the direction of its Board of Directors (the "Board").  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the business and affairs of the Company, subject to reasonable absences for vacation and illness as determined by the Compensation Committee of the Board (the "Compensation Committee").  Executive will not engage, directly or indirectly, in any other business or occupation during the Employment Term. It is understood, however, that the foregoing will not prohibit the Executive from (i) engaging in personal investment activities for himself and his family as have been or may hereafter be approved by the Board, (ii) accepting directorships unrelated to the Company, subject to the prior, written approval of the Compensation Committee, and (iii) engaging in charitable and civic activities, so long as any one or more such outside interests set forth in clauses (i), (ii) and (iii) hereof do not interfere with or affect the performance of his duties hereunder in any material respect.

3.         COMPENSATION

(a)        Salary.  Executive shall be entitled to receive for all services rendered by Executive in any and all capacities in connection with his employment hereunder a salary (as it may be adjusted, "Salary") of $250,000 per annum effective from the date of this Agreement, payable in equal installments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)        Bonus.  The Executive shall be eligible to receive a bonus ("Bonus") with respect to each full fiscal year or (except to the extent expressly provided in Sections 5(c) (solely with respect to the last paragraph thereof), 6, or 8 of the Prior Agreement) part thereof in respect of his employment hereunder, as set forth in this Section 3.

(c)        Calculation and Payment of Bonus.  The amount of Bonus, if any, that Executive may earn with respect to the fiscal year ending September 30, 2008 (“Fiscal 2008”), shall be equal to the product of (i) three percent (0.03) and (ii) the amount, if any, of pre-tax income of the Company for Fiscal 2008, exclusive of “other income”, .

Pre-tax income is defined for purposes hereof as the Company's consolidated net income, after giving effect to bonuses paid to employees (including executive officers) but before extraordinary items (whether contributions to or deductions from net income), less other income, plus income taxes, all as determined by reference to the results of operations set forth in the Company's audited financial statements in respect of Fiscal 2008.

4.         EFFECT ON PRIOR AGREEMENT

The parties hereto hereby agree that, on and as of the date hereof, (a) the Prior Agreement shall be, and it hereby is, amended in accordance with the terms of this Amendment, (b) the terms and conditions of this Amendment supersede any inconsistent terms and conditions of the Prior Agreement, and (c) all other terms and conditions of the Prior Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 1st day of January 2008.

DOUGLAS W. SABRA		FORWARD INDUSTRIES, INC.

/s/ DOUGLAS W. SABRA	By:	/s/ James O. McKenna
Executive		Name: James O. McKenna Title: Chief Financial Officer